Exhibit 10.3

ROYALTY AGREEMENT OF INVENTION AND PATENT APPLICATION

For value received as stated below, Lane A. Bray of 67 Park, Richland WA 99352 (hereinafter ASSIGNOR), as recited in the ASSIGNMENT AGREEEMENT, sells, assigns, transfers, and sets over unto IsoRay LLC of 9011 W. Klamath Ct., Kennewick, WA 99336 (hereinafter ASSIGNEE) 100% of the following:

(A)	ASSIGNOR’S right, title and interest in and to the invention entitled “METHOD OF SEPARATION OF CESIUM-131 FROM BARIUM” invented by ASSIGNOR;

(B)	the application for United States patent therefor, signed by ASSIGNOR on 04/28/99, U.S. Patent and Trademark Office Application Number 09/301,640, filed 04/28/99;

(C)	any patent or reissues of any patent that may be granted thereon; and

(D)
any applications which are continuations, continuations-in-part, substitutes, or divisions of said application. ASSIGNOR authorizes ASSIGNEE to enter the date of signature and/or Serial Number and Filing Date in the spaces above. ASSIGNOR also authorizes and requests the Assistant Commissioner for Patents to issue any resulting patent(s) as follows: 0% to ASSIGNOR and 100% to ASSIGNEE.

ASSIGNOR hereby further sells, assigns, transfers, and sets over unto ASSIGNEE, the above percentage of ASSIGNOR’S entire right, title and interest in and to said invention in each and every country foreign to the United States; and ASSIGNOR further conveys to ASSIGNEE the above percentage of all priority rights resulting from the above-identified application for United States patent. ASSIGNOR agrees to execute all papers, give any required testimony and perform other lawful acts, at ASSIGNEE’S expense, as ASSIGNEE may require to enable ASSIGNEE to perfect ASSIGNEE’S interest in any resulting patent of the United States and countries foreign thereto, and to acquire, hold, enforce, convey, and uphold the validity of said patent and reissues and extensions thereof, and ASSIGNEE’S interest therein.

1.VALUE RECEIVED BY ASSIGNOR:

(A)	IsoRay, LLC shall pay all attorneys’ fees and filing fees associated with said patent.

(B)
Seed Royalty: IsoRay, LLC shall pay a royalty of 1% of Gross Profit of seed wherein the process described in aforesaid patent is used, in whole or in part. Gross Profit per seed shall be calculated as Gross Seed Sales Price minus Direct Production Cost which includes seed material cost, direct production processing including irradiation charges, and direct production labor cost per seed. All indirect costs including marketing/sales costs shall be excluded from Gross Profit.

(C)
Non-Seed Product Royalty: IsoRay, LLC shall pay a royalty of 1% of Gross Profit for use of said process, in whole or in part, for production of any non-seed product. Gross Profit for use of said process shall be calculated as Gross Product Unit Sales Price minus Direct Production Cost which includes direct material cost, direct production processing including irradiation charges, and direct production labor cost per unit of production. All indirect costs including marketing/sales costs shall be excluded from Gross Profit.

(D)
Sub-assignment Royalty: IsoRay, LLC shall pay a royalty of 2% of Gross Sales for sub-assignment of the aforesaid patented process by IsoRay LLC to any SUB-ASSIGNEE(S). Gross Sales shall be Assignee’s net invoiced price to Sub-assignee (Gross invoice price less taxes, discounts, or credits).

(E)
Royalty shall be payable to LANE A. AND GWEN M. BRAY TRUST within 30 days after the end of each calendar quarter in which invoiced payments for sales of said seeds, non seed products, or subassignments were made.

2. REPORTS; TIME OF ROYALTY PAYMENTS; EXAMINATION. Assignee agrees to keep regular books of account and to render a statement within thirty (30) days after the end of each calendar quarter setting forth, under oath if requested, the class of units sold, the number of each class sold, the royalty base as defined in Section 1, above, and the royalty due thereon, and shall accompany each such report with a remittance covering the royalty due. Such books of account shall be open at all reasonable business hours for inspection by Assignor or his duly authorized representative. Assignee shall pay interest to Assignor upon any and all amounts of royalties that are at any time overdue and payable to Assignor at the rate of 6% per annum from the date when such royalties are due and payable as provided herein to the date of payment.

3. PATENT PROSECUTION:

(A)
DOMESTIC. Assignee shall, at ASSIGNEE’S expense, prosecute it above U.S. patent application assignment, and any continuations, division, continuations-in-part, substitutes, and reissues of such patent application or any patent thereon until all applicable patents issue or any patent application becomes finally abandoned. ASSIGNEE shall also pay any maintenance fees which are due on any patent(s) which issue on said patent application. If for any reason, ASSIGNEE intends to abandon any patent application, hereunder, it shall notify ASSIGNOR at least two months in advance of any such abandonment so as to give ASSIGNOR the opportunity to take over prosecution of any such application and maintenance of any patent. If ASSIGNOR takes over prosecution, ASSIGNEE shall cooperate with ASSIGNOR in any manner ASSIGNOR requires at ASSIGNOR’S expense.

(B)
FOREIGN. ASSIGNEE shall have the opportunity, but not the obligation, to file corresponding foreign patent applications to the aforesaid patent. If ASSIGNEE files any such foreign patent applications, ASSIGNEE may license, sell, or otherwise exploit the invention and pay royalties in accordance with the aforesaid terms.

(C)
INFRINGEMENT. If either party discovers that the above patent is infringed, it shall communicate the details to the other party. ASSIGNEE shall thereupon have the right, but not the obligation, to take whatever action it deems necessary, including the filing of lawsuits, to protect the rights of the parties to this Agreement and to terminate such infringement. ASSIGNOR shall cooperate with ASSIGNEE if ASSIGNEE takes any such action, but all expenses of ASSIGNOR shall be borne by ASSIGNEE. If ASSIGNEE recovers any damages or compensation for any action hereunder, ASSIGNEE shall retain 100% of such damages. If ASSIGNEE does not wish to take any action hereunder, ASSIGNOR shall also have the right, but not the obligation, to take any such action, in which case ASSIGNEE shall cooperate with ASSIGNOR, but all of ASSIGNOR’S expenses shall be borne by ASSIGNOR. ASSIGNOR shall receive 100% of any damages or compensation awarded.

4.TERMINATION.

(A)
DEFAULT. If ASSIGNEE fails to make any payment on the date such payment is due under this Agreement, or if ASSIGNEE makes any other default under or breach of this Agreement, ASSIGNOR shall have the right to terminate this Agreement upon giving three month’s written Notice of Intent to Terminate, specifying such failure, breach, or default to ASSIGNEE. If ASSIGNEE fails to make any payment in arrears, or otherwise fails to cure the breach or default within such three-month period, then ASSIGNOR may then send a written Notice of Termination to ASSIGNEE, whereupon this Agreement shall terminate in one month from the date of such Notice of Termination. If this Agreement is terminated hereunder, ASSIGNEE shall not be relieved of any of its obligations to the date of termination and ASSIGNOR may act to enforce ASSIGNEE’S obligations after any such termination.

(B)
BANKRUPTCY, etc. If ASSIGNEE shall go into receivership, bankruptcy, or insolvency, or make an assignment for the benefit of creditors, or go out of business, this Agreement shall be immediately terminable by ASSIGNOR by written notice, but without prejudice to any rights of ASSIGNOR hereunder.

(C)
ANTISHELVING. If ASSIGNEE discontinues its sales or manufacture of product(s) using the invention, without intent to resume, it shall so notify ASSIGNOR within one month of such discontinuance, whereupon ASSIGNOR shall have the right to terminate this Agreement upon one month’s written notice. If ASSIGNEE does not begin manufacture or sales of said product(s) within one and one-half years from the date of this Agreement or, after commencing manufacture and sales of product(s), discontinues its manufacture and sales of product(s) for one and one-half years, ASSIGNOR shall have the right to terminate this Agreement upon one month’s written notice, unless ASSIGNEE can show that it in good faith intends and is actually working to resume or begin manufacture or sales, and has a reasonable basis to justify its delay. In such case ASSIGNEE shall advise ASSIGNOR in writing, before the end of such one-and-one-half year period, of the circumstances involved and ASSIGNEE shall thereupon have up to an additional year to resume or begin manufacture or sales. It is the intent of the parties hereto that ASSIGNOR shall not be deprived of the opportunity, for an unreasonable length of time, to exclusively license its patent if ASSIGNEE has discontinued or has not commenced manufacture or sales of said product(s). In no case shall ASSIGNOR have the right to terminate this Agreement if and so long as ASSIGNEE is paying ASSIGNOR royalties under Part 1 above.

(D)	If a patent is not issued by the U.S. Patents and Trademarks Office pursuant to this License Application, this Agreement shall be null and void.

5.NOTICES. All notices, payments, or statements under this Agreement shall be in writing and shall be sent by firs-class certified mail, return receipt requested, postage prepaid to the party concerned at the above address, or to any substituted address given by notice hereunder. Any such notice, payment, or statement shall be considered sent or made on the day deposited in the mails. Payments and statements may be sent by ordinary mail; payments may be by direct deposit.

6.LICENSES. If ASSIGNEE grants any licenses hereunder, it shall notify ASSIGNOR within one month from any such grant and shall provide ASSIGNOR with a true copy of any license agreement. Any licensee of ASSIGNEE/LICENSOR under this Agreement shall be bound by all of the terms applying to ASSIGNEE hereunder and ASSIGNEE shall be responsible for the obligations and duties of any of its licensees.

7.MEDIATION AND ARBITRATION. If any dispute arises under this Agreement, the parties shall negotiate in good faith to settle such dispute. If the parties cannot resolve such dispute themselves, then either party may submit the dispute to mediation by a mediator approved by both parties. The parties shall both cooperate with the mediator, or if either party does not wish to abide by any decision of the mediator, then they shall submit the dispute to arbitration by any mutually acceptable arbitrator. If no arbitrator is mutually acceptable, then they shall submit the matter to arbitration under the rules of the American Arbitration Association. Under any arbitration, both parties shall cooperate with and agree to abide finally by any decision of the arbitration proceeding. The arbitrator’s award shall be non-appealable and enforceable in any court of competent jurisdiction.

8.ASSIGNMENT. The rights of ASSIGNOR under this Agreement shall be assignable or otherwise transferable, in whole or in part, by ASSIGNOR and shall vest ASSIGNOR’S assigns or transferees with the same rights and obligations as were held by ASSIGNOR. This Agreement shall be assignable by ASSIGNOR to any entity that succeeds to the business of ASSIGNOR to which products using the invention relate or to any other entity if ASSIGNOR’S permission is first obtained in writing. Any Assignee of ASSIGNOR shall be bound by all of the terms applying to ASSIGNOR hereunder.

9.JURISDICTION AND VENUE. This Agreement shall be interpreted under the Laws of Washington State.

10.RECTIFICATION. In case of mistake in this Agreement, including any error, ambiguity, illegality, contradiction, or omission, this Agreement shall be interpreted as if such mistake were rectified in a manner which implements the intent of the parties as nearly as possible and effects substantial fairness, considering all pertinent circumstances.

11.DISCLAIMER AND HOLD HARMLESS.

(A)	DISCLAIMER OF WARRANTY. Nothing herein shall be construed as a warranty of representation by ASSIGNOR as to the scope or validity of the above patent application or any patent issuing thereon.

(B)	PRODUCT LIABILITY. ASSIGNEE shall hold ASSIGNOR harmless from any product liability actions involving product using the invention.

12.TERM. The term of this Agreement shall end with the expiration of the last of any patent(s) which issues on ASSIGNOR’S patent application, unless terminated sooner for any reason set forth in this Agreement. The parties have voluntarily decided upon this term as a matter of convenience.

13. SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be conformed to prevailing law rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

14.ENTIRE AGREEMENT. Along with the Assignment Agreement, this Agreement sets forth the entire understanding between the parties and supersedes any prior or contemporaneous oral understandings and any prior written agreements. This Agreement may not be superseded, amended, or modified except by a written agreement signed by the parties.

ASSIGNOR: /s/ Lane A. Bray Lane A. Bray	Date: July 12, 1999

ASSIGNEE: /s/ James L. Madsen James L. Madsen General Manager IsoRay LLC	Date: 07/12/99